Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Second Quarter Pre-tax Income of $11.0 million

COCONUT CREEK, FL — August 4, 2022 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported second quarter total revenues of $78.1 million. For the three months ended June 30, 2022, aggregate lease rent and maintenance reserve revenues were $60.9 million and spare parts and equipment sales were $6.8 million. The Company reported increased total revenues in the second quarter when compared to the prior year period, primarily due to an increase in lease rent revenue and short-term maintenance revenue.

“Second quarter pre-tax profit of $11.0 million speaks to the strength of the underlying business and represents the beginnings of a recovery post a first quarter, heavily influenced by the Russian crisis,” said Austin C. Willis, the Company’s Chief Executive Officer.

“We are pleased with our second quarter results and our team’s efforts to recover the Company from the impacts of the pandemic, Russia’s decision to confiscate our engines and rising interest rates,” said Brian R. Hole, President. “We continue to believe that our programmatic offerings will be the difference for customers working to optimize capacity at a time when both new equipment production and maintenance are facing historic difficulties and delay.”

Second Quarter 2022 Highlights (at or for the periods ended June 30, 2022, as compared to June 30, 2021, and December 31, 2021):

•Lease rent revenue increased by $4.3 million, or 13.2%, to $36.7 million in the second quarter of 2022, compared to $32.4 million in the same quarter of 2021, primarily reflecting an increase in the number of engines placed on lease as supported by an increase in utilization compared to the prior year period.
•Maintenance reserve revenue was $24.2 million in the second quarter of 2022, an increase of 40.3% compared to $17.3 million in the same quarter of 2021. Long-term maintenance revenue, which is influenced by end of lease compensation and the realization of long-term maintenance reserves associated with engines coming off lease, increased to $15.1 million for the second quarter of 2022, compared to $14.8 million in the comparable prior period. Short-term maintenance reserve revenue, which is directly influenced by on lease engine flight hours and cycles, increased to $9.2 million for the second quarter of 2022, compared to $2.5 million in the comparable prior period.
•Spare parts and equipment sales increased to $6.8 million in the second quarter of 2022, compared to $3.6 million in the second quarter of 2021. The increase in spare parts sales was driven by improved industry wide demand compared to the prior year period.
•Gain on sale of leased equipment was $0.5 million in the second quarter of 2022 reflecting the sale of eight engines. Gain on sale of financial assets, effectively the sale of leased equipment, was $3.1 million in the second quarter of 2022 reflecting the sale of four notes receivable. There were no sales of leased equipment or notes receivable in the second quarter of 2021.
•The Company generated $11.0 million of pre-tax income in the second quarter of 2022 compared to $(1.9) million in the comparable quarter of 2021.
•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable and investment in sales-type leases, was $2,352.4 million at June 30, 2022. As of June 30, 2022, the Company also managed 351 engines, aircraft and related equipment on behalf of other parties.
•The Company maintained $431.0 million of undrawn revolver capacity at June 30, 2022.
•During the second quarter of 2022, the Company repurchased a total of 101,435 shares of common stock for approximately $3.4 million at a weighted average price of $33.55 per share.

•Diluted weighted average income (loss) per common share was $0.81 for the second quarter of 2022, compared to $(0.12) in the second quarter of 2021.
•Book value per diluted weighted average common share outstanding increased to $62.07 at June 30, 2022, compared to $59.23 at December 31, 2021.

Balance Sheet

As of June 30, 2022, $1,957.6 million of equipment held in our operating lease portfolio, $83.3 million notes receivable, and $7.0 million investment in sales-type leases, represented 293 engines, twelve aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2021, the Company had $1,991.4 million equipment held for operating lease portfolio and $115.5 million notes receivable, which represented 304 engines, twelve aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
REVENUE
Lease rent revenue	$36,704	$32,431	13.2%	$74,829	$63,951	17.0%
Maintenance reserve revenue	24,245	17,278	40.3%	39,079	37,090	5.4%
Spare parts and equipment sales	6,792	3,569	90.3%	13,422	8,135	65.0%
Gain on sale of leased equipment	498	—	N/A	2,796	—	N/A
Gain on sale of financial assets	3,116	—	N/A	3,116	—	N/A
Asset transition fee	—	6,256	(100.0)%	—	6,256	(100.0)%
Other revenue	6,720	6,938	(3.1)%	13,650	12,165	12.2%
Total revenue	78,075	66,472	17.5%	146,892	127,597	15.1%

EXPENSES
Depreciation and amortization expense	21,612	23,340	(7.4)%	43,421	47,481	(8.6)%
Cost of spare parts and equipment sales	7,014	3,278	114.0%	11,876	7,087	67.6%
Write-down of equipment	78	2,246	(96.5)%	21,195	4,113	415.3%
General and administrative	20,427	19,499	4.8%	44,032	35,650	23.5%
Technical expense	3,436	2,296	49.7%	9,082	3,606	151.9%
Net finance costs:
Interest expense	16,023	16,987	(5.7)%	32,906	32,006	2.8%
Total net finance costs	16,023	16,987	(5.7)%	32,906	32,006	2.8%
Total expenses	68,590	67,646	1.4%	162,512	129,943	25.1%

Income (loss) from operations	9,485	(1,174)	(907.9)%	(15,620)	(2,346)	565.8%
Income (loss) from joint ventures	1,469	(685)	(314.5)%	(1,147)	(1,204)	(4.7)%
Income (loss) before income taxes	10,954	(1,859)	(689.2)%	(16,767)	(3,550)	372.3%
Income tax expense (benefit)	5,046	(1,917)	(363.2)%	(1,474)	(2,276)	(35.2)%
Net income (loss)	5,908	58	10,086.2%	(15,293)	(1,274)	1,100.4%
Preferred stock dividends	811	811	—%	1,612	1,612	—%
Accretion of preferred stock issuance costs	21	21	—%	42	42	—%
Net income (loss) attributable to common shareholders	$5,076	$(774)	(755.8)%	$(16,947)	$(2,928)	478.8%

Basic weighted average income (loss) per common share	$0.83	$(0.12)		$(2.81)	$(0.48)
Diluted weighted average income (loss) per common share	$0.81	$(0.12)		$(2.81)	$(0.48)

Basic weighted average common shares outstanding	6,129	6,218		6,040	6,107
Diluted weighted average common shares outstanding	6,246	6,218		6,040	6,107

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$12,858	$14,329
Restricted cash	60,982	81,312
Equipment held for operating lease, less accumulated depreciation	1,957,638	1,991,368
Maintenance rights	22,511	22,511
Equipment held for sale	4,380	6,952
Receivables, net of allowances	40,472	39,623
Spare parts inventory	43,396	50,959
Investments	55,341	55,927
Property, equipment & furnishings, less accumulated depreciation	32,737	31,327
Intangible assets, net	1,158	1,188
Notes receivable	83,295	115,456
Investment in sales-type leases	7,025	—
Other assets	74,590	51,975
Total assets	$2,396,383	$2,462,927

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$26,183	$26,858
Deferred income taxes	127,400	124,332
Debt obligations	1,731,807	1,790,264
Maintenance reserves	56,811	65,976
Security deposits	18,037	19,349
Unearned revenue	11,404	10,458
Total liabilities	1,971,642	2,037,237

Redeemable preferred stock ($0.01 par value)	49,847	49,805

Shareholders’ equity:
Common stock ($0.01 par value)	63	65
Paid-in capital in excess of par	14,562	15,401
Retained earnings	338,441	355,388
Accumulated other comprehensive income, net of tax	21,828	5,031
Total shareholders’ equity	374,894	375,885
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,396,383	$2,462,927